Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NEPTCO HOLDINGS, INC.,

CHASE CORPORATION,

and

NEPTCO ACQUISITION CORP.

June 27, 2012

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ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		30
6A.	Organization and Corporate Power	30
6B.	Authorization; No Breach	30
6C.	Legal Proceedings	31
6D.	Investigation	31
6E.	Board Approvals	31
6F.	Vote Required	31
6G.	Brokerage	32
6H.	Solvency; Fraudulent Conveyance	32
6I.	Acquisition for Investment	32
6J.	Operation of Merger Sub	32

ARTICLE 7 ADDITIONAL AGREEMENTS		32
7A.	Survival; Indemnity; Recovery from Escrow; Certain Waivers	32
7B.	Press Release and Announcements; Confidentiality	39
7C.	Director and Officer Liability Insurance	39
7D.	Provision Respecting Representation of Company	39
7E.	Expenses	40
7F.	Certain Access Provisions	40
7G.	Sellers’ Representative	40

ARTICLE 8 MISCELLANEOUS		41
8A.	Waiver	41
8B.	Definitions	41
8C.	Notices	42
8D.	Assignment	43
8E.	Severability	43
8F.	No Strict Construction	44
8G.	Usage	44
8H.	Captions	44
8I.	Complete Agreement	44
8J.	Schedules and Exhibits	44
8K.	No Additional Representations; Disclaimer	44
8B.	Counterparts	46
8C.	Governing Law	46
8D.	CONSENT TO JURISDICTION	46
8E.	WAIVER OF JURY TRIAL	47
8F.	Payments under Agreement	47
8G.	Third-Party Beneficiaries and Obligations	47
8H.	Obligations of Buyer and the Company	47
8I.	Specific Performance	47

ii

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Certificate of Merger
Exhibit C	Company Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 27, 2012, by and among NEPTCO Holdings, Inc., a Delaware corporation (the “Company”), Chase Corporation, a Massachusetts corporation (the “Buyer”), and NEPTCO Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Buyer (the “Merger Sub” and, together with the Company, the “Constituent Corporations”).  Unless otherwise defined herein, capitalized terms used herein are defined in Exhibit A attached hereto.

WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Corporation Law (the “Merger”) and the board of directors of the Company has declared that it is advisable that this Agreement and the transactions contemplated hereby be adopted and approved by the stockholders of the Company.

WHEREAS, concurrently with the execution and delivery of this Agreement, the requisite stockholders of the Company will execute and deliver the Necessary Stockholder Approval, consenting to and approving this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER

1A.                             The Merger.  On and subject to the terms and conditions contained herein, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation in the Merger (the Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation”).

1B.                             Consummation of the Merger.  On the Closing Date, (i) the Company shall execute a certificate of merger in substantially the form of Exhibit B attached hereto (the “Certificate of Merger”) in accordance with the relevant provisions of the Delaware Corporation Law and (ii) the Company and Merger Sub shall, and Buyer shall cause Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware, and the Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1C.                             Effect of the Merger.  The Merger shall have the effect as provided in the Delaware Corporation Law, including that upon the effectiveness of the Merger, (i) the separate existence of Merger Sub shall cease (except as may be continued by operation of law), (ii) the Company shall be the surviving corporation of the Merger, (iii) the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property (real, personal and mixed) and all debts due to any of the Constituent Corporations in whatever amount, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and (iv) all property, rights, privileges, powers and franchises and each and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

ARTICLE 2
THE SURVIVING CORPORATION

2A.                             Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained in the exhibit attached to the Certificate of Merger.

2B.                             By-Laws.  The by-laws of Merger Sub, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable law.

2C.                             Directors.  The directors of Merger Sub, as of the Effective Time, shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable law.

2D.                             Officers.  The officers of the Company, as of the Effective Time, shall be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable law.

ARTICLE 3
CONVERSION OF SHARES

3A.                             Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(i)             Each share of common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii)          Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled pursuant to Section 3A(iv)) shall automatically be cancelled and retired and shall cease to exist and no payment of cash or any other consideration or distribution shall be made with respect thereto.

(iii)       No outstanding Company Options (whether vested or unvested) shall be assumed by Buyer or the Surviving Corporation as result of the Merger.  As of the Effective Time, each Company Option shall automatically be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration or distribution shall be made with respect thereto.

(iv)      Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned or held, directly or indirectly, by the Company or its Subsidiaries or by Buyer, Merger Sub or their respective Subsidiaries, in each case immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration or distribution shall be made with respect thereto.

(v)         As of the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto and any shares of Company Capital Stock that were represented thereby prior to the Effective Time.  Surrendered Certificates shall forthwith be cancelled by the Surviving Corporation.

ARTICLE 4
CLOSING; PAYMENT OF MERGER CONSIDERATION

4A.                             Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, IL 60654 on the date hereof.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

4B.                             Pre-Closing Deliveries.  The Company has previously furnished to Buyer (i) a certificate signed by the Company setting forth the Company’s (A) good faith estimated Closing Working Capital, including an itemization of the components of Closing Working Capital, (B) good faith calculation of the amount of any Assumed Indebtedness, (C) good faith calculation of the amount of any JV Net Asset Shortfall, and (D) good faith estimated calculation of the Merger Consideration based thereon (the “Estimated Merger Consideration Certificate”), (ii) Payoff Letters with respect to the Credit Facilities, (iii) a schedule of Sellers’ Expenses incurred through the Closing, to the extent not paid in full prior to the Closing, together with final bill and wire transfer instructions from each payee of any portion thereof, and (iv) a schedule that sets forth by recipient the amount of all Sale Bonuses.

4C.                             Closing Deliveries.

(i)             Closing Deliveries of the Company.  The Company has delivered the following to Buyer at the Closing:

(a)         evidence of the Necessary Stockholder Approval;

(b)         evidence that all consents listed on Schedule 4C(i)(b) have been obtained;

(c)          employment agreements executed by the Company and each of Gaetano L. Marini, Frank J. Conti, Kenneth J. Feroldi, Joel D. Gruhn and Lois B. Kilsey, each to take effect upon the consummation of the Merger (collectively, the “Employment Agreements”);

(d)         agreements containing general releases and confidentiality provisions executed by the holders of the Series A Preferred Stock and each of Gaetano L. Marini, Frank J. Conti, Kenneth J. Feroldi, Joel D. Gruhn and Lois B. Kilsey, each to take effect upon the consummation of the Merger (collectively, the “Confidentiality and Release Agreements”);

(e)          non-solicitation agreement executed by Chisholm Partners IV, L.P., Fleet Growth Resources III, L.P., Fleet Equity Partners VII, L.P. and Kennedy Plaza Partners II, LLC (the “Non-Solicitation Agreement”);

(f)           the Escrow Agreement executed by the Company, the Sellers’ Representative and the Escrow Agent;

(g)          the following corporate documents:

(1)         good standing certificates of the Company and each Subsidiary from its jurisdiction of formation dated within ten (10) days prior to the Closing Date;

(2)         the certificate of incorporation and by-laws or equivalent organizational documents of the Company and each of its Subsidiaries and the resolutions of the board of directors of the Company authorizing the execution, delivery and consummation of the Merger Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, in each case, certified by an officer thereof;

(3)         a duly executed certificate in customary form certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code and the Treasury Regulations thereunder; and

(4)         such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

(ii)          Closing Deliveries of Buyer and Merger Sub.  Buyer shall deliver the following to the Company at Closing:

(a)         the following corporate documents:

(1)                                 a good standing or similar certificate of each of Buyer and Merger Sub from their respective jurisdictions of formation, dated within ten (10) days prior to the Closing Date;

(2)                                 certified copies of the resolutions of the board of directors of Buyer authorizing the execution, delivery and consummation of the Merger and the transactions contemplated hereby (including in Buyer’s capacity as the sole stockholder of Merger Sub); and

(3)                                 such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby.

4D.                             Closing Payments.  At the Effective Time, Buyer shall make or cause to be made the following payments of the Estimated Merger Consideration:

(i) first, to the Senior Secured Lender, the Senior Secured Payoff Amount, by wire transfer of immediately available funds to the account or accounts designated in the Payoff Letter from the Senior Secured Lender delivered pursuant to Section 4B;

(ii) second, to the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement;

(iii) third, to the respective payees of the Sellers’ Expenses, the amounts set forth in the final bills delivered pursuant to Section 4B by wire transfer of immediately available funds to the account or accounts designated in such bills;

(iv) fourth, to the Company, an amount equal to the total amount of the Sale Bonuses; and

(v) fifth, the balance to the Second Lien Lender in accordance with the Payoff Letter from the Second Lien Lender delivered pursuant to Section 4B.

Promptly upon receipt by the Company of the amount contemplated by clause (iv), the Company shall pay the Sale Bonuses (less applicable Tax withholdings) to the recipients and in the amounts set forth in the schedule delivered by the Company pursuant to Section 4B(iv).

4E.                              Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Capital Stock shall be made thereafter.  If, after the Effective Time, valid Certificates are presented to the Surviving Corporation or Buyer in accordance with Section 4C, such Certificates and instruments shall be cancelled.

4F.                               Final Determination of Merger Consideration.

(i)             Within 90 days after the Closing Date, the Company will deliver to the Sellers’ Representative a certificate (the “Merger Consideration Certificate”), executed by the Company, setting forth an itemized statement of the Closing Working Capital and the JV Net Asset Shortfall Amount and a calculation of the Merger Consideration based thereon.

(ii)           If the Sellers’ Representative delivers written notice (the “Disputed Items Notice”) to the Company within 30 days after the date of delivery of the Merger Consideration Certificate, stating that the Sellers’ Representative objects to any item on the Merger Consideration Certificate, specifying the basis for such objection in reasonable detail and setting forth the Sellers’ Representative’s proposed modifications to the Merger Consideration Certificate, the Sellers’ Representative and the Company will attempt to resolve and finally determine and agree upon the Merger Consideration as promptly as practicable.

(iii)          If the Sellers’ Representative and the Company are unable to agree upon the Merger Consideration within 30 days after delivery of the Disputed Items Notice, the Sellers’ Representative and the Company will select BDO Seidman, LLP or, if BDO Seidman, LLP is unable to serve, an independent, nationally recognized accounting firm reasonably acceptable to each of them to resolve the disputed items specified in the Disputed Items Notice.  If the Company and the Sellers’ Representative are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be shared equally by the Company and the Sellers’ Representative.  The accounting firm shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party.  The accounting firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Merger Consideration, as modified only by the resolution of such items.  The accounting firm will make a written determination of each Disputed Item within 30 days after being selected and such determination will be final and binding upon the parties.  The Buyer, on the one hand, and the Sellers’ Representative, on the other hand, shall each pay the fees and expenses of such accounting firm in accordance with the proximity of their respective proposed Closing Working Capital and JV Net Asset Shortfall Amount amounts in the Merger Consideration Certificate and the Disputed Items Notice, as compared to the accounting firm’s determination of the final determination of the Merger Consideration (e.g., if Buyer proposes an amount of 1 and the Sellers’ Representative proposes an amount of 5 and the accounting firm determines a final amount of 4, Buyer would bear 75% of the fees and expenses, and the Sellers’ Representative would bear 25% of the fees and expenses).

(iv)          If the Sellers’ Representative does not deliver the Disputed Items Notice to the Company within 30 days after the date of delivery of the Merger Consideration Certificate, the calculation of the Merger Consideration specified in the Merger Consideration Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(v)           Within two Business Days of such time as the Merger Consideration is finally determined, either (i) the Company shall pay or cause to be paid to the Sellers’ Representative an aggregate amount equal to the excess of the Merger Consideration over the Estimated Merger Consideration, or (ii) Buyer and the Sellers’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to, and the Escrow Agent shall, pay to the Buyer from the Escrow Fund an aggregate amount equal to lesser of (A) the excess of the Estimated Merger Consideration over the Merger Consideration, and (B) the then available balance of the Escrow Fund.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Letter attached hereto as Exhibit C (collectively, the “Company Disclosure Letter”), (with disclosure of any matters under any Section of the Company Disclosure Letter being deemed to be disclosure under any other Section, but only to the extent that the applicability or relevance of such disclosure to such other Section is readily apparent on the face of the Company Disclosure Letter),  the Company hereby represents and warrants as of the date of this Agreement that:

5A.              Organization and Corporate Power.  The Company and each of its Subsidiaries is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized or formed, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries have all requisite corporate power and authority necessary to own, lease and operate their properties and to carry on their businesses as now conducted.  The Company has all requisite corporate power and authority necessary to enter into this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby.  The Company has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries.  Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.  The transfer books and minute books of the Company and each of its Subsidiaries, available at the Company’s headquarters, are true and complete in all material respects.

5B.              Capitalization.  The authorized capital stock of the Company consists of (i) 15,000 shares of Series A Preferred Stock, of which 7,587.4 shares are issued and outstanding and owned of record on the date hereof as set forth on Section 5B of the Company Disclosure Letter, and (ii) 3,000,000 shares of Company Common Stock, of which 1,174,246 shares are issued and outstanding and owned of record on the date hereof as set forth on Section 5B of the Company Disclosure Letter, and 674,960 shares are issuable upon the exercise of the outstanding Warrants.  Section 5B of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, the jurisdiction of its organization or formation, the record and beneficial owner of the outstanding capital stock or other equity securities of such Subsidiary and the percentage of the outstanding capital stock or other equity interests of such Subsidiary owned by the Company or any of its Subsidiaries.  The Company has taken all actions necessary to effect the cancellation of the Company Options as of the Effective Time in accordance with this Agreement.  No stockholder of the Company has perfected appraisal rights with respect to any Company Capital Stock in accordance with Section 262 of Delaware Corporation Law.

5C.              Equity Securities.  Except as set forth on Section 5B of the Company Disclosure Letter and the Warrants, neither the Company nor any of its Subsidiaries has outstanding or has agreed to issue any:  (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  The effects of the Merger on the Company Capital Stock and each Company Option are set forth in Article 3.  Each outstanding share of capital stock or other equity or ownership interest of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, is free of preemptive rights, and owned by the Company, free and clear of all Liens.  There are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting, registration or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  Except for the Subsidiaries listed in Section 5B of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

5D.              Authorization; No Breach.

(i)            The Company has full corporate or other applicable power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to the Necessary Stockholder Approval (defined below), to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and, subject to the Necessary Stockholder Approval, the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other applicable action.  The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors, has (a) approved and authorized the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party, (b) approved the performance of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (c) determined that the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby is advisable, (d) recommended that the stockholders of the Company approve this Agreement and the Merger and (e) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their approval.  This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by it and, when the Necessary Stockholder Approval (defined below) is obtained and assuming due execution by and binding effect on the other parties hereto, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms.

(ii)           The Necessary Stockholder Approval is the only vote of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby, including the Merger.

(iii)          The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)   conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(b)   conflict with or violate any Law applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries, is bound or affected; or

(c)   except as set forth in Section 5D of the Company Disclosure Letter, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any material rights of the Company or any of its Subsidiaries under, or result in the creation of any Lien on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Lease, material Permit, or Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(iv)          Neither Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by it of this Agreement and each of the Ancillary Agreements to which any of them is a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries.

(v)           Neither the Company nor any of its Subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries.

5E.              Financial Statements.

(i)            Section 5E(i) of the Company Disclosure Letter sets forth the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2011 (the “Balance Sheet”), December 31, 2010 and January 1, 2010 and the related audited consolidated statements of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at April 30, 2012 and the related consolidated statements of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”).  Each of the Financial Statements and the Interim Financial Statements (a) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries, (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto), and (c) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(ii)           The Company and its Subsidiaries keep books, records and accounts that, in reasonable detail, accurately and fairly reflect (i) the transactions and dispositions of assets of such entities and (ii) the value of inventory calculated in accordance with GAAP.  The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(iii)          Except as and to the extent disclosed, accrued or reserved against in the Interim Financial Statements, neither the Company nor any of its Subsidiaries has any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations (A) incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements, or (B) disclosed in Section 5E(iii) the Company Disclosure Letter.

(iv)          Except for the Assumed Indebtedness set forth in Section 5E of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Indebtedness.  Upon the payments specified in Sections 4D(i) and (v), the Company will have satisfied all of its obligations to the Senior Secured Lender and the Second Lien Lender as of the Closing Date (other than obligations set forth in this Agreement).  Upon the payments specified in Sections 4D(iii) and (iv), the Company will have satisfied all of its obligations with respect to the Seller Expenses and Sale Bonuses.

5F.              Absence of Certain Developments.  Except as set forth in Section 5F of the Company Disclosure Letter or as otherwise contemplated by this Agreement, from the date of the Balance Sheet to the date hereof, the Company has conducted its business in the ordinary course of business consistent with past practice and neither the Company nor any of its Subsidiaries has:

(i)            had any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(ii)           issued, granted or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities or warrants, options or other rights to purchase its capital stock or equity securities, nor has there been any change in the Company Capital Stock;

(iii)          subjected any material portion of its properties or assets to any material Lien, except for Permitted Encumbrances;

(iv)          sold, assigned or transferred any material portion of its tangible assets in an amount, in the aggregate, exceeding $150,000, except for inventory and worn and obsolete assets in the ordinary course of business;

(v)           sold, assigned or transferred any material Company Intellectual Property, except in the ordinary course of business consistent with past practice;

(vi)          incurred, authorized or committed to make any capital expenditure (or series of related capital expenditures) that exceeds $150,000 in the aggregate;

(vii)         made or granted any material bonus or any material compensation or salary increase to any former or current employee, or group of former or current employees, or made or granted any material increase in any employee benefit plan or arrangement, or amended (except as required by law) or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract;

(viii)        changed an annual accounting period, adopted or changed any material accounting method used by it, or adopted any material accounting method, in each case unless required by GAAP, the Code or applicable law, or made any material election relating to Taxes, or changed any material election relating to Taxes already made, in each case unless required by GAAP, the Code or applicable law;

(ix)          settled any action or dispute involving amounts due or alleged to be due to or from the Company or any of its Subsidiaries in an amount, in the aggregate, exceeding $100,000 or which involves any injunction or the imposition of equitable relief;

(x)           altered, through merger, liquidation, reorganization, restructuring, election or in any other manner, the corporate structure, ownership or classification for Tax purposes of the Company or any Subsidiary;

(xi)          made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business consistent with past practice);

(xii)         made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $100,000 or outside the ordinary course of business consistent with past practice; or

(xiii)        suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries whether or not covered by insurance.

5G.              Real Property.

(i)            Section 5G of the Company Disclosure Letter sets forth a true and complete list of all Owned Real Property and all Leased Real Property.  Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  No parcel of Owned Real Property or, to the Knowledge of the Company, Leased Real Property, is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  All

Leases and all amendments and modifications thereto are in full force and effect, and there exists no default under any such Lease by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.  The Company has delivered to Buyer (i) true, correct and complete copies of all deeds, title reports, exception documents and surveys for the Owned Real Property in the possession of the Company or any Subsidiary and (ii) a true, correct and complete copy of each Lease and any related non-disturbance agreement to which the Company or any Subsidiary is a party.

(ii)           There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or, to the Knowledge of the Company, any Leased Real Property, by the Company or any of its Subsidiaries for the current use of such real property.  To the Knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or, to the Knowledge of the Company, on the Leased Real Property, are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

(iii)          The Owned Real Property is in compliance in all material respects with all applicable Laws and the current use of the Owned Real Property does not violate in any material respect any restrictive covenants or easements of record or other Lien affecting the Owned Real Property.  To the knowledge of the Company, (i) no other party to any Lease is in material violation or breach of or default under any such lease, and (ii) the Leased Real Property complies in all material respects with all planning, zoning, building, health, fire, water, use or similar requirements of Laws.  The Company has received no written notice that any of the improvements comprising the Leased Real Property, or the businesses conducted by the Company or the Subsidiaries thereon, are in material violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building Law, code or ordinance or public utility or other easements.  Any Lease for any Leased Real Property located in the People’s Republic of China has either been properly registered with the applicable Governmental Authority to the extent required by applicable Law, or the Company has the right to require the landlord thereunder to register such Lease.

5H.             Tax Matters.  Except as disclosed on Section 5H of the Company Disclosure Letter, for Tax Periods in which the applicable statute of limitations period has not lapsed on or prior to the Closing Date:

(i)            All Returns required to have been filed by or with respect to the Company and each of its Subsidiaries on or prior to the Closing Date have been accurately prepared and timely filed with the appropriate Taxing Authority.  All such Tax Returns are true, complete and accurate in all material respects and do not contain (and were not required to contain, without regard to any post-filing disclosure) a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law.  Each of the Company and its Subsidiaries is in compliance with all applicable Laws pertaining to Taxes in all material respects, including all applicable Laws relating to record retention.  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  Section 5H of the Company Disclosure Letter sets forth each jurisdiction where the Company and each of its Subsidiaries are required to file a Tax Return as of the Closing Date, including the type of Tax Return and the type of Tax required to be paid.  Neither the Company nor any of its Subsidiaries has entered into or participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any analogous provision of state, foreign or local Tax Law.

(ii)           All Taxes for which the Company and its Subsidiaries are liable have been timely paid, whether or not such Taxes were shown or reportable on any Tax Return.  The Taxes for which each of the Company and its Subsidiaries is liable as of the end of the most recent period covered by the Interim Financial Statements (i) do not exceed the accruals for current Taxes set forth on the Interim Financial Statements; (ii) have been accrued in the ordinary course of business; and (iii) do not exceed comparable amounts incurred in similar periods in prior years, taking into account any changes in the Company’s or the applicable Subsidiary’s ordinary course operating results.  No Tax for which the Company or its Subsidiaries has become liable since the date of the Interim Financial Statements has been incurred other than in the ordinary course of business consistent with amounts incurred in prior periods, adjusted for changes in ordinary course operating results.  The amount of (A) accrued Taxes of the Company and its Subsidiaries taken into account in determining Closing Working Capital and (B) accrued Taxes of NEPTCO JV taken into account in determining JV Net Assets, in each instance for purposes of calculating Estimated Merger Consideration, is not less than the actual amount of accrued Taxes of the Company and its Subsidiaries and NEPTCO JV, respectively, as of the Closing Date.

(iii)          No written claim has been made by any Taxing Authority that the Company or any of its Subsidiaries did not file a Tax Return that it was required to file.

(iv)          Except as disclosed in Section 5H of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is a party to any Action by any Taxing Authority that is currently pending; (ii) there is no pending nor, to the Knowledge of the Company,  Action threatened in writing by any Taxing Authority; (iii) to the Knowledge of the Company, there any no matters under discussion with any Taxing Authority with respect to the liability of the Company or any of its Subsidiaries with respect to Taxes.  No power of attorney has been executed by or on behalf of the Company or any of its Subsidiaries with respect to any matters relating to Taxes that is currently in force.  There is no waiver of any statute of limitations currently in effect with respect to Taxes for which the Company or its Subsidiaries could be liable.  All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any Taxing Authority have been fully paid.

(v)           There are no Liens for Taxes, other than Permitted Encumbrances, upon the assets of the Company or any of its Subsidiaries.

(vi)          All Taxes required by Law to be withheld or collected by the Company or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been timely paid to the proper Taxing Authority.  Each of the Company and its Subsidiaries has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which such entity otherwise would have been obligated to collect or withhold Taxes.

(vii)         Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement that is currently in force and other than any such agreement entered into the ordinary course of business, such as a debt or loan agreement.  Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, gain recognition agreement, offer in compromise or any other agreement with any Taxing Authority that is currently in force.  No Tax rulings have been applied for or received that would affect the amount of Taxes owed by the Company or any of its Subsidiaries or any owner of any equity interest in the Company or any of its Subsidiaries for a Tax Period ending after the Closing Date.

(viii)        Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other group for state, local or foreign Tax purposes (other than one the common parent of which is the Company or any Subsidiary).  Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company or its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(ix)          None of the assets of the Company or any of its Subsidiaries (i) is property that the Company or such Subsidiary is required to treat as being owned by any other Person for any Tax purposes; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iv) is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.

(x)           Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Law by reason of a change in accounting method or otherwise.  There is no taxable income of either the Company or any of its Subsidiaries that will be reportable in a Tax Period after the Closing Date, or in the post-Closing portion of any Straddle Period, that is attributable to a transaction or event that occurred prior to the Closing.  Each of the Company and its Subsidiaries uses the accrual method of accounting for income Tax purposes.

(xi)          Section 5H of the Company Disclosure Letter sets forth all foreign jurisdictions in which the Company and its Subsidiaries are subject to Tax or have a permanent establishment.  Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.  No Subsidiary of the Company that is not a United States person (as defined in the Code) (i) is engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (ii) has an investment in “United States property” within the meaning of Section 956(c) of the Code.  Neither the Company nor any of its Subsidiaries is subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.  Except as set forth on Section 5H of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns an interest in any (i) domestic international sales corporation; (ii) foreign sales corporation; (iii) passive foreign investment company; or (iv) controlled foreign corporation, as each such term is defined in the Code.

(xii)         Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.  Section 5H of the Company Disclosure Letter sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any of its Subsidiaries owns an equity interest.

(xiii)        Neither the Company nor any of its Subsidiaries is, or has been during the applicable period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code=.

(xiv)        Nothing in this Section 5H or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability in a Tax period or portion thereof beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date or (ii) any Tax positions that Buyer and its Affiliates (including Company or its Subsidiaries) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

(xv)         Within 3 years prior to the Closing Date, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

5I.               Company Material Contracts.  Section 5I of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each of the following types of contracts to which any of the Company or its Subsidiaries is a party:

(i)            any employment, severance, consulting, deferred compensation, benefits and similar plans, agreements, contracts or other arrangements involving the Company or any Subsidiary;

(ii)           any employee collective bargaining agreement;

(iii)          any contract or agreement which places any material limitation on the ability of the Company or any of its Subsidiaries to operate any line of business or in geographic area or to solicit for employment or hire any person, including, without limitation, any exclusivity, non-competition, non-solicitation or no-hire covenants granted by the Company or any of its Subsidiaries in favor of a third party;

(iv)          any lease or similar agreement under which (a) the Company or one of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (b) the Company or one of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or one of its Subsidiaries, in any case, which has future required scheduled payments in excess of $100,000 per annum;

(v)           any contract, instrument and arrangement relating to any Indebtedness or the guarantee thereof;

(vi)          any agreement to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject under which (a) the Company or one of its Subsidiaries is selling products to a third party customer or (b) the Company or one of its Subsidiaries is providing services to a third party customer, in each case, which resulted in aggregate payments to the Company or one of its Subsidiaries for the sale of such products or the provision of such services in excess of $100,000 during the twelve month period ended on the date hereof;

(vii)         any agreements relating to the ownership of, investments in or loans and advances to any Person (other than advances to employees in the ordinary course of business consistent with past practice), including investments in joint ventures and minority equity investments and loans with respect thereto;

(viii)        any agreement involving the settlement of any action or dispute with respect to which any amounts remain unpaid as of the date hereof or the conditions precedent to the settlement thereof have not been satisfied;

(ix)          any license agreement under which the Company or any of its Subsidiaries is a licensor or licensee of any Intellectual Property Rights that are material to the operation of the businesses of the Company and its Subsidiaries as currently conducted (other than (a) licenses of off-the-shelf software and (b) licenses granted to customers, distributors, dealers, resellers, sales representatives, suppliers, consultants, contractors or other Persons in the ordinary course of business);

(x)           any strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreement;

(xi)          any contract or other arrangement of the Company or any Subsidiary with any officer, director, manager, stockholder, member or Affiliate of the Company or any Subsidiary or any of their respective relatives or Affiliates;

(xii)         contracts with respect to mergers or acquisitions, sales of securities or material assets, or investments by the Company or any Subsidiary completed within the last three (3) years;

(xiii)        any contract with governmental agencies, departments or authorities;

(xiv)        any powers of attorney;

(xv)         contracts under which the amount payable by the Company or any Subsidiary is dependent on the revenue, income or other similar measure of the Company, any Subsidiary or any other Person; and

(xvi)        any other agreement, contract, lease, license or instrument, in each case, not included in clauses (i) through (xv) above or set forth on any of the other sections of the Company Disclosure Letter, to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject which (a) involve a liability or obligation involving more than $100,000, (b) extends for a term of more than one (1) year after the Closing, or (c) is outside of the ordinary course of business.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all agreements for Leased Real Property (as hereinafter defined) are sometimes collectively referred to as “Company Material Contracts”.  The Company has furnished to the Buyer true and correct copies of all Material Contracts (or descriptions thereof, in the case of oral contracts).  Each Company Material Contract is valid, binding and in full force and effect.  As of the date hereof, there is no event or condition which has occurred or exists which constitutes a material default or breach under any such Company Material Contract by the Company and/or any Subsidiary or, to the Knowledge of the Company (for purposes of this Agreement, the Knowledge of the Company or any similar phrase shall be deemed to include the knowledge of the Subsidiaries), any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof.

5J.               Intellectual Property.

(i)            As used herein “Intellectual Property” means all intellectual property rights of every kind including all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential or proprietary information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) domain name registrations, (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, and mask works and any rights in semiconductor masks, layouts, architectures or topography, and (viii) goodwill associated with any of the foregoing.  As used herein “Company Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary as of the date hereof or used by the Company or any Subsidiary in its business as currently conducted.

(ii)           Section 5J(ii) of the Company Disclosure Letter hereto contains a complete and accurate list of all patented, registered or applied for Company Intellectual Property owned by the Company or any Subsidiary and included in clauses (i) — (iii) and (vi) of the definition of Intellectual Property.

(iii)          The Company and each Subsidiary owns or possesses sufficient legal rights to use all Intellectual Property necessary for or used in its business as currently conducted.  To the Knowledge of the Company, (i) neither the Company nor any Subsidiary has violated or infringed during the past three (3) years, or is currently violating or infringing any Intellectual Property of any other Person, and (ii) there is currently no violation or infringement by any Person of any Company Intellectual Property owned by the Company or any Subsidiary.  None of the Company or any Subsidiary has received any written notice during the past three (3) years from any Person claiming any violation or infringement of such Person’s Intellectual Property rights by the conduct of the business of the Company or any Subsidiary.

(iv)          Each item of Company Intellectual Property owned by the Company or its Subsidiaries and set forth on Section 5J(ii) of the Company Disclosure Letter is subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid and all necessary documents and certificates required by the relevant authorities in the United States or foreign jurisdictions, as the case may be, to be filed for the maintenance of such Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.  To the Company’s Knowledge, there is no threatened or reasonably foreseeable loss or expiration of any Company Intellectual Property owned by the Company or any Subsidiary (except for expiration of Company Intellectual Property in accordance with its term).

(v)           The Company and each Subsidiary has taken commercially reasonable steps that are required to protect their rights in, and the confidentiality of, the Company Intellectual Property owned by the Company or such Subsidiary.  Without limiting the foregoing, the Company and each Subsidiary has, and enforces, a policy requiring each of its salaried employees (excluding employees paid on an hourly basis) to execute a confidentiality and assignment agreement, substantially similar to a standard form, a copy of which has been previously provided to the Purchaser, and all such current and former employees of the Company and each Subsidiary have executed such an agreement.  To the Knowledge of the Company, no employee of the Company or any Subsidiary is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could prevent such employee from performing his or her duties to the Company or any Subsidiary.

(vi)          Neither the Company nor any Subsidiary is required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property, other than payments in the ordinary course of business for so-called “off-the-shelf” products or “shrink wrap” software or under an agreement set forth in Section 5I of the Company Disclosure Letter.  None of the software that is owned and distributed by the Company or any Subsidiary incorporates, includes or is otherwise derived from software made available under the terms of the General Public License or a similar open source licensing regime that would, under any circumstance, impose upon Company an obligation to make such software available to others in source code form.

(vii)         Neither the Company nor any of its Subsidiaries has exported products or other materials to any country to which such export is restricted by any applicable Law, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

(viii)        The Company and each Subsidiary’s rights in and to Intellectual Property that is owned by Company or any Subsidiary are free and clear of all Liens (other than Permitted Encumbrances).

5K.             Legal Proceedings.  Except as set forth in Section 5K of the Company Disclosure Letter, there are no outstanding, or to the Knowledge of the Company, threatened, orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, any of its or their properties, assets or businesses, or against or involving any of the present or, to the Knowledge of the Company, former directors, officers, employees, consultants, agents or holders of the Company’s capital stock, as such.  Except as set forth in Section 5K of the Company Disclosure Letter, there are no Actions (including claims for workers’ compensation) pending or, to the Knowledge of the Company, threatened, (a) against or involving the Company or any of its Subsidiaries, any of its or their properties, assets or businesses, or against or involving any of present or, to the

Knowledge of the Company, former directors, officers, employees, consultants, agents or holders of the Company’s capital stock, as such, or (b) seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  Except as set forth in Section 5K of the Company Disclosure Letter, there is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

5L.              Brokerage.  Except for fees and expenses payable to Sagent Advisors LLC, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Company or any of its Subsidiaries or stockholders in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

5M.             Company Employee Benefit Plans.

(i)            Section 5M of the Company Disclosure Letter sets forth a true and complete list of:

(a)   all Employee Benefit Plans; and

(b)   any contracts between the Company or any of its Subsidiaries and any employee, officer, individual consultant, individual independent contractor or director of the Company or any of its Subsidiaries providing compensation or employee benefits to such individual, including any contracts providing compensation or employee benefits as a result of the sale or other change in control of the Company or any of its Subsidiaries (each of (a) and (b), collectively, the “Plans”).

(ii)           The Company has furnished, or made available by posting to the online data room, to the Buyer a true and complete copy of each such Plan (or a description of any unwritten Plan) and has delivered, or made available by posting to the online data room, to the Buyer a true and complete copy of the following, if applicable: (a) each trust or other funding arrangement, (b) the most recent summary plan description and summary of material modifications, (c) the two most recently filed Internal Revenue Service (“IRS”) Forms 5500, (d) the most recently received IRS determination letter for each such Plan, (e) any Form 10 filed with the Pension Benefit Guaranty Corporation within the past five years and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.  Neither the Company nor any of its Subsidiaries has any commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code, or other applicable Law.

(iii)          None of the Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or is subject to Title IV of ERISA or Section 412 of the Code.  None of such Plans:  (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.  None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, individual consultant, individual independent contractor or director of the Company or any of its Subsidiaries or any dependent thereof (other than pursuant to Section 4980B of the Code or as otherwise required by applicable Law).

(iv)          Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each of the Company and its Subsidiaries has, in all material respects, performed all obligations required to be performed by it and is not in any material respect in default under or in violation under any Plan, nor to the Knowledge of the Company, is there any such default or violation by any other party to any Plan.  No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and, to the Knowledge of the Company, no fact or event exists that would give rise to any such Action.

(v)           Each Plan that is intended to be qualified under Section 401(a) of the Code, and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a timely favorable opinion or determination letter from the IRS.  To the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(vi)          The Company is not a member of (i) a “controlled group of corporations,” (ii) a “trade or business under common control,” or (iii) an “affiliated service group” (in each case within the meaning of Section 414 of the Code) of which any member has maintained, sponsored or contributed to any Multiemployer Plan or any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

(vii)         The Company and each Subsidiary has correctly classified all individuals who directly or indirectly perform services for them for purposes of each Employee Benefit Plan, ERISA, the Code, unemployment compensation laws, workers’ compensation laws, and other applicable Law.

(viii)        Except as set forth in Section 5M of the Company Disclosure Schedule, none of the Company or any Subsidiary maintains, contributes to, or has any liability or contingent liability with respect to any Foreign Plan.  With respect to each Foreign Plan: (a) such Foreign Plan covers only employees of a single company who regularly perform services in a single country and no other employees; (b) such Foreign Plan has been administered in material compliance with all legal requirements, including providing all benefits required by applicable Law; (c) all contributions to such Foreign Plan required through the Closing Date have been made or properly accrued by the Company or its Subsidiaries; (c) the fair market value of the assets of each funded Foreign Plan, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations; and (e) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to such Foreign Plan.

(ix)          There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation with respect to a Plan).

(x)           All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.  No Tax deduction that has been claimed with respect to such contribution or payment to a Plan has been challenged or disallowed by any Governmental Entity.

(xi)          There are no Actions, disputes or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or, to the Knowledge of the Company, with respect to any other fiduciary thereof.

(xii)         No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Entity.

(xiii)        The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.  The Company is not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(xiv)        Except as would not result in any material liability to the Company, any of its Subsidiaries or any Plan participant, any Plan subject to the requirements of Section 409A of the Code has complied in form and operation with the requirements of Section 409A.

(xv)         Neither the Company nor any of its Subsidiaries is a party to any Contract or Plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (excluding for this purpose, any agreements entered into at the direction of Buyer), or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code.

5N.              Insurance.  Section 5N of the Company Disclosure Letter sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance of any kind maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  Except as set forth in Section 5N of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice of default under any such policies, and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of $50,000.  Section 5N of the Company Disclosure Letter identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.

5O.              Compliance with Applicable Laws.

(i)            Except as set forth in Section 5O of the Company Disclosure Letter, the Company and its Subsidiaries are and for the past five (5) years have been in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their respective properties or to carry on their respective businesses as presently being conducted (the “Permits”), and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened.  Neither the Company nor any of its Subsidiaries is, or in the past five (5) years has been, in violation of (i) any of such Person’s respective Permits, or (ii) any applicable Law, ordinance, administrative, or governmental rule or regulation, including any consumer protection, equal opportunity, customs, export control, foreign trade, or foreign corrupt practices (including the Foreign Corrupt Practices Act of 1977, as amended).  In the past five (5) years, neither the Company nor its Subsidiaries has, and no employee, agent or Related Party of the Company or its Subsidiaries (in their capacity as such as purporting to act in such capacity or on behalf of or in connection with the business or affairs of the Company or its Subsidiaries) has, directly or indirectly (A) used any funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses, (B) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act, (C) made any payment in the nature of criminal bribery, or (D) made any payment of funds to any Person or received or retained any funds in violation of any applicable Law.

(ii)           The Company and its Subsidiaries have obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company and its Subsidiaries.

(iii)          There are no Contracts of the Company or any of its Subsidiaries having terms or conditions which would have a Company Material Adverse Effect or having covenants not to compete that impair the ability of the Company or any of its Subsidiaries to conduct their respective businesses as currently conducted or would reasonably be expected to impair Buyer’s or any of its Affiliates’ ability to conduct their respective businesses following the Closing.

5P.              Environmental.

(i)            Each of the Company and its Subsidiaries is and has for the past five (5) years been in material compliance with all applicable Environmental Laws.  None of the Company, any of its Subsidiaries or any of its or their officers has received during the past five (5) years any communication or complaint from a Governmental Entity or other Person alleging that the Company or any of its Subsidiaries has any material liability under any applicable Environmental Law or is not in material compliance with any applicable Environmental Law.

(ii)           Except with respect to matters that have been settled or resolved prior to Closing (to the extent settled or resolved), and matters set forth on Section 5P of the Company Disclosure Letter, there is and has been no Release or threatened Release of Hazardous Substances for which the Company would have liability or responsibility pursuant to applicable Environmental Law nor any obligation of the Company to perform any notification, investigation, clean-up or corrective action of any kind relating thereto, in connection with the conduct or the Business or on or from any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company, at any location to which the Company or any of its Subsidiaries or any predecessor company has disposed of or arranged for the disposal of any Hazardous Substances or at any other location with respect to which the Company or any of its Subsidiaries or any predecessor company would be liable for investigation, clean-up or corrective action pursuant to applicable Environmental Law.  No underground storage tank or water, gas or oil well, is located on any Owned Real Property, or to the Knowledge of the Company is located on any Leased Real Property.  There are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the Release of Hazardous Substances, that could form the basis for assertion of liability under Environmental Laws against Sellers, Buyer, the Company or any of its Subsidiaries, the Business or any property used therein or against any predecessor.  There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Entity, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries, the Business or any property used therein or against any predecessor, relating to Hazardous Substances or otherwise under any Environmental Law.

(iii)          Section 5P of the Company Disclosure Letter sets forth a complete list of all Environmental Permits that are required with respect to the occupation of the properties and the operations of the Business of the Company and its Subsidiaries.  Each of the Company and its Subsidiaries holds all Environmental Permits that are required with respect to the occupation of the properties and the operations of the Business of the Company and its Subsidiaries, and is and has for the past five (5) years been in material compliance therewith.  All such Environmental Permits are in full force and effect, and to the Knowledge of the Company, no Action, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any such Environmental Permits.

(iv)          Except as set forth in the Leased Real Property Leases, neither the Company nor any Subsidiary has agreed to assume, undertake or provide indemnification for any liability of any other Person under Environmental Laws, including without limitation any obligation for any response action.

(v)           Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Entity or other Person pursuant to any applicable “transaction-triggered” Environmental Law or any Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(vi)          No environmental activity or use deed restrictions have been imposed on the current Owned Real Property or to the Knowledge of the Company on the Leased Real Property in connection with any liability or potential liability arising from or related to Environmental Laws, and to the Knowledge of the Company, there is no Action, proceeding, writ, injunction or claim pending or threatened which would reasonably be expected to result in the imposition of any such restriction.

(vii)         The Company and its Subsidiaries have provided to the Buyer all “Phase I,” “Phase II” or other environmental assessment or compliance audit reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by the Company or any of its Subsidiaries or any predecessor company at which the Company or any of its Subsidiaries or any predecessor actually, potentially or allegedly may have liability under any Environmental Law.

(viii)        For purposes of this Agreement:

(a)           “Environmental Laws” means, as in effect on or prior to the Closing Date, any Laws of any Governmental Entity, and all common law relating to (A) the presence, releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, or protection of health or safety (with respect to exposure to Hazardous Substances) or protection of natural resources.

(b)           “Environmental Permits” means all Permits required to be maintained by the Company under any Environmental Law.

(c)           “Hazardous Substances” means any pollutants, contaminants, hazardous substances, hazardous material or hazardous waste regulated pursuant to Environmental Laws including without limitation:  (A) those substances defined in or regulated as hazardous materials under the Hazardous Materials Transportation Act, hazardous wastes under the Resource Conservation and Recovery Act, hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), pollutants under the Clean Water Act, contaminants under the Safe Drinking Water Act, nuclear material under the Atomic Energy Act, pesticide under the Federal Insecticide, Fungicide, and Rodenticide Act, toxic substance under the Toxic Substances Control Act, and air pollutant under the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon.

(d)           “Release” has the meaning set forth in Section 101(22) of CERCLA.

5Q.              Employees and Labor Matters.

(i)            Except as set forth in Section 5Q of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract that is a collective bargaining agreement that pertains to employees of the Company or any of its Subsidiaries.  To the Knowledge of the Company, there are no union organizing activities underway or threatened against the Company or any of its Subsidiaries.  There is, and during the past three (3) years there has been, no strike, slowdown, work stoppage, lockout or other material labor dispute pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has materially breached or otherwise failed to comply in any material respect with the provisions of any Contract that is a collective bargaining agreement.

(ii)           During the past three (3) years, neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.  No unfair labor practice charge or complaint or any other charge of complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(iii)          The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.  The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

5R.              Affiliate Transactions.  Except as set forth in Section 5R of the Company Disclosure Letter, there do not exist any agreements or contracts between the Company and/or any of its Subsidiaries, on the one hand, and any shareholder, officer or director of the Company or any Subsidiary thereof (or any Affiliate thereof) (a “Related Party”) , on the other hand, having a potential or actual value or a contingent or actual liability or obligation, other than (i) loans and other extensions of credit to directors and officers of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course consistent with past practice and (ii) the Employee Benefit Plans. No Related Party owns, directly or indirectly, any equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business.

5S.              Title to, Sufficiency and Condition of Assets.

(i)            The Company and its Subsidiaries have good and valid title to or a valid leasehold interest or a license in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice.  The assets owned, leased or licensed by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.  None of the assets owned or, to the Knowledge of the Company, leased by the Company or any of its Subsidiaries is subject to any Lien, other than (i) liens for current taxes and assessments not yet past due, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(ii)           All tangible assets owned or leased by the Company or any of its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

5T.              Products.  Except as set forth in Section 5T of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received within the past three (3) years a written claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of its services.

5U.              Inventories.  Except as set forth in Section 5U of the Company Disclosure Letter, all inventories of the Company and its Subsidiaries consist of items of merchantable quality usable or saleable (free of any material defect or deficiency) in the ordinary course of business, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements.  The quantities of inventory held by distributors of the Company is consistent with the Company’s past practices.

5V.              Suppliers; Customers.

(i)            Section 5V of the Company Disclosure Letter sets forth (a) a list of the Company and its Subsidiaries’ top 20 vendors and suppliers (on an aggregated basis, by volume of sales to such vendors and suppliers), and (b) a list of the Company and its Subsidiaries’ top 20 customers and distributors (on an aggregated basis, by volume of sales to such customers and distributors), for the fiscal year ended December 31, 2011 (the “Top Supplier(s)” and the “Top Customer(s)”, respectively).

(ii)           Neither the Company nor any of its Subsidiaries has received any notice, written or, to the Knowledge of the Company, oral, that any Top Supplier shall not sell raw materials, supplies, merchandise and other goods to the Company or any of its Subsidiaries at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Company or such Subsidiary, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

(iii)          Neither the Company nor any of its Subsidiaries has received any notice, written or, to the Knowledge of the Company, oral, or has any Knowledge that any Top Customer shall not sell or market the products or services of the Company or any of its Subsidiaries at any time after the Closing on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company or such Subsidiary.

5W.             Accounts Receivable.  All of the accounts receivable of the Company and each Subsidiary are valid and enforceable claims, subject to no set off or counterclaim.  All accounts receivable of the Company and each Subsidiary are determined in accordance with GAAP and arose out of bona fide transactions in the ordinary course of business.  All of the accounts receivable of the Company and each Subsidiary included as assets in the calculation of Closing Working Capital set forth in the Estimated Merger Consideration Certificate will be collected in the amounts set forth therein (net of all applicable reserves reflected therein) on or prior to the date that is eleven months after the Closing Date, assuming that the Buyer, the Company and its Subsidiaries use efforts consistent with the past customs and practices of the Company and its Subsidiaries to collect such accounts receivable.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF BUYER AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Buyer and Merger Sub hereby represent and warrant as of the date of this Agreement that:

6A.          Organization and Corporate Power.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation and each is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.  Buyer and Merger Sub have all requisite corporate power and authority necessary to own, lease and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby.  Buyer has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of Buyer and Merger Sub.  Such certificates of incorporation and bylaws are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws.

6B.          Authorization; No Breach.

(i)    This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable in accordance with its terms.  Each of Buyer and Merger Sub has full corporate or other applicable power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(ii)   The execution and delivery of this Agreement by Buyer and Merger Sub do not (a) result in any material breach of any of the provisions of, (b) constitute a material default under, (c) give any third party the right to terminate, (d) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of Buyer or its Subsidiaries or (e) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, in each case, except as has been obtained or as contemplated in this Agreement (including in Section 1B), under (I) the Organizational Documents of Buyer or any of its Subsidiaries, (II) any material contract to which Buyer or any of its Subsidiaries is party, (III) any judgment, order or decree to which Buyer or any of its Subsidiaries is subject or (IV) any law, statute, rule or regulation to which Buyer or any of its Subsidiaries is subject.

6C.          Legal Proceedings.  There are no material actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries at law or in equity, or before or by any Governmental Entity.

6D.          Investigation.  Each of Buyer and Merger Sub acknowledges that each of Buyer and Merger Sub is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  Each of Buyer and Merger Sub is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the Merger as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Each of Buyer and Merger Sub has been afforded full access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries.

6E.          Board Approvals.

(i)    The board of directors of Buyer, by resolutions duly adopted at a meeting duly called and held, has approved the transactions contemplated by this Agreement, including the Merger.  No other corporate proceedings on the part of Buyer are necessary to authorize the transaction contemplated by this Agreement.

(ii)   The board of directors of Merger Sub has duly (a) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (b) approved this Agreement and the Merger.  Except for the consent of Buyer, as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated by this Agreement.

6F.          Vote Required.  Buyer, as the sole stockholder of Merger Sub, has approved and adopted this Agreement.  No other vote of the holders of any class or series of capital stock of Buyer or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

6G.          Brokerage.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates, other than any agent, broker, investment banker, financial advisor or other firm or Person the fees and expenses of which shall be paid by Buyer.

6H.         Solvency; Fraudulent Conveyance.  Immediately after giving effect to the transactions contemplated hereby, assuming the accuracy of the representation and warranties set forth in Article 5 (Representations and Warranties of the Company), Buyer and each of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts when due (including all contingent liabilities).  Immediately after giving effect to the transactions contemplated hereby, Buyer and each of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Subsidiaries (including the Surviving Corporation and its Subsidiaries).

6I.           Acquisition for Investment.  The capital stock of the Surviving Corporation acquired by Buyer pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of such stock so acquired by it in violation of any of the registration requirements of the Securities Act, or any comparable state law.  Buyer is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.

6J.           Operation of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with their execution and delivery of this Agreement and its performance of its obligations hereunder. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer.

ARTICLE 7
ADDITIONAL AGREEMENTS

7A.          Survival; Indemnity; Recovery from Escrow; Certain Waivers.

(i)    Survival.  The representations and warranties set forth in this Agreement or in any other document delivered in connection with this Agreement shall survive until the twelve (12) month anniversary of the Closing (the “Survival Date”).  Except as otherwise provided in Section 7A(iii), each of the representations and warranties set forth in this Agreement, or in any certificate delivered in connection with this Agreement, shall terminate effective immediately as of the Survival Date such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Survival

Date.  The covenants and agreements of any party set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance by such party prior to the Closing (other than covenants and agreements contained in Section 4D) shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing.  Each covenant and agreement set forth in Section 4D, and each covenant or agreement requiring performance at or after the Closing, shall, in each case, expressly survive Closing, and nothing in this Section 7A(i) shall be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement.

(ii)   Indemnification.  The Escrow Fund shall indemnify and hold the Buyer Parties harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”), subject to the limitations set forth in this Section 7A, arising out of or relating to:  (a) any breach or violation of the representations or warranties of the Company set forth in this Agreement (including the Company Disclosure Letter and other schedules and exhibits hereto) or in any certificate or document executed and delivered by the Company pursuant to this Agreement, (b) any breach or violation of the covenants or agreements of the Company set forth in this Agreement or in any certificate or document executed and delivered by the Company pursuant to this Agreement to be performed at or prior to Closing, (c) any Indebtedness (other than the Assumed Indebtedness) in excess of the amount set forth in the Payoff Letters, (d) any Sale Bonuses or Sellers’ Expenses in excess of the amounts set forth in the schedules delivered by the Company to Buyer pursuant to Section 4B, and (e) any Assumed Indebtedness to the extent not treated as a liability in the calculation of the Estimated Merger Consideration.  For all purposes of this Section 7A, when determining the amount of the Losses in connection with any breach of the representations and warranties of the Company contained herein, any “Company Material Adverse Effect” or other materiality qualifier contained in any such representation or warranty will be disregarded for the purpose of determining the amount of such Losses (but not for purposes of determining the existence of a breach).

(iii)  Recovery from Escrow Fund.  Subject to the limitations set forth in this Section 7A, any Buyer Party shall be entitled to recover any Losses with respect to a claim for indemnification under Section 7A(ii) from the then available portion of the Escrow Fund if the Buyer Party gives written notice of the claim for indemnification to the Sellers’ Representative on or prior to the Survival Date (a “Notice of Indemnification Claim”), it being understood that, so long as such written notice is given on or prior to the Survival Date, any representations and warranties underlying such claim shall, notwithstanding any provision of this Agreement to the contrary, continue to survive beyond the Survival Date solely with respect to the notified matter until such notified matter is resolved.  No Buyer Party may initiate a claim against the Escrow Fund under this Agreement without the prior approval of Buyer.  All indemnification payments made to any Buyer Party from the Escrow Fund shall be deemed adjustments to the Merger Consideration.  Subject to the provisions of this Section 7A and the Escrow Agreement, the portion of the Escrow Fund not subject to outstanding claims for indemnification hereunder shall be released to the Sellers’ Representative promptly following the Survival Date.

(iv)  Deductible.  The Buyer Parties shall not be entitled to recover any Losses from the Escrow Fund for breach of the representations and warranties of the Company contained herein unless, until and only to the extent that the Buyer Parties’ aggregate claims therefor exceed $500,000 (the “Deductible”); provided, that the following claims shall not be subject to the Deductible and shall not be included in the determination of whether the Deductible has been reached:  (a) claims for breach of any of the Specified Representations; (b) any claim based on fraud or intentional misrepresentation; (c) any claim arising from or relating to the items described in clauses (b) through (e) of Section 7A(ii); and (d) any claim for payment due to Buyer pursuant to Section 4F.

(v)   Limitations on Losses; Net Recovery.

(a)           Notwithstanding anything to the contrary herein, the Buyer Parties shall not be entitled to indemnification pursuant to this Section 7A for any Losses to extent coverage for such Losses is available under any representation and warranty insurance policy.

(b)           The amount of any Losses for which indemnification is provided under this Section 7A shall be (i) net of any amounts actually recovered (net of reasonable costs, premiums, retentions and expenses) by the Buyer Parties as a result of such Losses under insurance policies and (ii) net of any Tax benefit amounts actually received by the Buyer Parties in the taxable year in which the loss underlying the indemnification is realized by the Buyer Parties.

(c)           The Buyer Parties shall use commercially reasonable efforts to recover any Losses suffered by the Buyer Parties under available insurance policies to the same extent that the Buyer Parties would if such Loss were not subject to indemnification hereunder. The Buyer Parties shall promptly remit to the Sellers’ Representative any such insurance proceeds which are paid to the Buyer Parties with respect to Losses for which the Buyer Parties have been previously compensated pursuant to this Section 7A.

(d)           The Buyer Parties shall not be entitled to indemnification pursuant to this Section 7A for punitive damages (except to the extent paid to a third party).

(e)           In the event the Buyer Parties recover from the Escrow Fund pursuant to this Section 7A for Losses arising out of a breach of the representations and warranties contained in Section 5W (Accounts Receivable), and thereafter the Buyer Parties receive any payment with respect to the accounts receivable underlying such Losses, the Buyer Parties shall promptly remit such payment to the Sellers’ Representative, up to the amount previously recovered from the Escrow Fund by the Buyer Parties pursuant to this Section 7A with respect to such Losses.

(vi)  Exclusive Remedy.  Buyer and Merger Sub acknowledge and agree that, following the Effective Time, the indemnification provisions in this Section 7A shall be the sole and exclusive remedy of the Buyer Parties with respect to any Losses arising out of or relating to any breach or violation of any representation, warranty, covenant or agreement set forth in this Agreement (including the Company Disclosure Letter and other schedules and exhibits hereto) or in any certificate or document delivered pursuant to this Agreement (other than the Closing Delivery Agreements), and the Buyer Parties shall not have any other rights or remedies in connection with any breach or violation of any representation, warranty, covenant or agreement set forth in this Agreement or in any certificate or document delivered pursuant to this Agreement (other than the Closing Delivery Agreements).  The Buyer Parties’ sole and exclusive source of funds to satisfy claims for indemnification under this Section 7A shall be the then available portion of the Escrow Fund (it being understood that, from and after the release of the Escrow Fund to the Sellers’ Representative in accordance with this Agreement and the Escrow Agreement, such funds shall no longer be available to satisfy claims under Section 7A).

(vii) Indemnification Claims Procedure.

(a)   Any Notice of Indemnification Claim delivered pursuant to Section 7A(iii) shall set forth: (a) the basis of the indemnification claim; (b) a description of the facts and circumstances giving rise to the indemnification claim; and (c) if known (and in any event without prejudice to asserting additional Losses if they are incurred or reasonably anticipated, in which case the Claimed Amount, as defined below, can be appropriately increased) the maximum aggregate dollar amount of the Losses that have been incurred and that are reasonably likely to be incurred by the Buyer Party as a result of the matter referred to in such notice (the aggregate amount of such estimate being referred to as the “Claimed Amount”).

(b)   During the 30-day period commencing upon the receipt by the Sellers’ Representative of a Notice of Indemnification Claim, the Sellers’ Representative may deliver to Buyer and the Escrow Agent a written response (the “Response Notice”) in which the Sellers’ Representative: (i) agrees that the full Claimed Amount is owed to the applicable Buyer Party; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Buyer Party; or (iii) asserts that no part of the Claimed Amount is owed to Buyer Party.  Any part of the Claimed Amount that is not agreed by the Seller Representative to be owed to the Buyer Party pursuant to the Response Notice (or the entire Claimed Amount, if the Sellers’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to Buyer) shall be referred to as the “Contested Amount.” If no Response Notice is delivered during such 30-day period, then, for purposes of this Agreement, the Sellers’ Representative shall be deemed to have delivered to Buyer and the Escrow Agent a Response Notice on the last day of such 30-day period asserting that no part of the Claimed Amount is owed to Buyer.

(c)   If the Sellers’ Representative delivers a Response Notice to Buyer and Escrow Agent agreeing that the full Claimed Amount is owed to the applicable Buyer Party, then, within two business days following the receipt of such Response Notice by Escrow Agent, Buyer and the Sellers’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to, and the Escrow Agent shall, release the full Claimed Amount (or such lesser amount of the Escrow Fund as may remain) to the applicable Buyer Party from the Escrow Fund.

(d)           If the Sellers’ Representative delivers a Response Notice to Buyer agreeing that the Agreed Amount (if any) is owed to the applicable Buyer Party, then, within two business days following the receipt of such Response Notice by Escrow Agent, Buyer and the Sellers’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to, and the Escrow Agent shall, release the Agreed Amount (or such lesser amount of the Escrow Fund as may remain) (if any) to the applicable Buyer Party from the Escrow Fund.

(e)           If the Sellers’ Representative delivers a Response Notice to Buyer indicating that there is a Contested Amount, the Sellers’ Representative and Buyer shall attempt in good faith to resolve the dispute related to the Contested Amount.  If Buyer and the Sellers’ Representative resolve such dispute in writing, then a settlement agreement stipulating the amount (if any) owed to Buyer (the “Stipulated Amount”) shall be signed by Buyer and the Sellers’ Representative.  Within two business days after the execution of such settlement agreement, Buyer and the Sellers’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to, and the Escrow Agent shall, release the Stipulated Amount (or such lesser amount of the Escrow Fund as may remain) (if any) to the applicable Buyer Party from the Escrow Fund.

(f)            If the Sellers’ Representative and Buyer are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by Buyer, then either Buyer or the Sellers’ Representative may submit the contested portion of the indemnification claim to an arbitrator chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be shared equally by the Company and the Sellers’ Representative.  The arbitrator shall address only the disputed items set forth in the Response Notice and may not assign a value greater than the greatest value claimed for any item by either party or smaller than the smallest value claimed for such item by either party.   The arbitrator will (i) resolve the disputed items specified in the Response Notice and (ii) determine the dollar amount of the award to Buyer, if any (the “Award Amount”).  The determination of the arbitrator will be made within 45 days after being selected and will be final and binding upon the parties.  The Buyer, on the one hand, and the Sellers’ Representative, on the other hand, shall each pay the fees and expenses of such arbitrator in accordance with the proximity of their respective positions with respect to the Contested Amount, as compared to the arbitrator’s final determination at to the Contested Amount (e.g., if Buyer proposes an amount of 1 and the Sellers’ Representative proposes an amount of 5 and the arbitrator determines a final amount of 4, Buyer would bear 75% of the fees and expenses, and the Sellers’ Representative would bear 25% of the fees and expenses).  The final decision of the arbitrator shall be furnished to the Sellers’ Representative and Buyer in writing.  Within two business days following the receipt of the final award of the arbitrator setting forth the Award Amount, the Escrow Agent shall release the Award Amount (or such lesser amount of the Escrow Fund as may remain), if any, to the applicable Buyer Party from the Escrow Fund.

(g)           Following the Survival Date, if an indemnification claim outstanding as of the Survival Date is finally resolved, Buyer and the Sellers’ Representative shall jointly execute and deliver to the Escrow Agent, within two business days after the final resolution of such indemnification claim, a written notice instructing the Escrow Agent to release from the Escrow Fund: (i) to the applicable Buyer Party the amount determined to be payable to Buyer Party pursuant to this Section 7A(vii) (if any); and (ii) to the Sellers’ Representative any remaining Escrow Fund not subject to outstanding indemnification claims.

(viii)        Indemnification Procedures for Third Party Claims.

(a)           A Buyer Party entitled to indemnification hereunder with respect to a third party claim will give the Sellers’ Representative prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Buyer Party is entitled to indemnification hereunder.

(b)           If the Buyer Party provides written notice to the Sellers’ Representative stating that the Escrow Fund is responsible under this Section 7A for the entire Claim within 30 days after the Sellers’ Representative’s receipt of written notice from the Buyer Party of such Claim, the Sellers’ Representative shall have the right, at the Sellers’ Representative’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Buyer Party represented by counsel, reasonably satisfactory to the Buyer Party, selected by the Sellers’ Representative; provided, that (i) the Buyer Party may participate in any proceeding with counsel of its choice and at its expense, (ii) Buyer, at any time when it believes in good faith that any Claim is having or could reasonably be expected to have a material adverse effect on the business or assets, affairs, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, and be fully indemnified therefor, (iii) Buyer, at any time when it believes that a claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, and be fully indemnified therefor, (iv) the Sellers’ Representative may not assume the defense of any Claim if an actual conflict of interest exists between the Sellers’ Representative and the Buyer Party that precludes effective joint representation, and (v) the Buyer Party may take over the defense and prosecution of a Claim from the Sellers’ Representative if the Sellers’

Representative has failed or is failing to vigorously prosecute or defend such Claim; and provided further, that the Sellers’ Representative may not enter into a settlement of any Claim without the written consent of the Buyer Party unless such settlement provides the Buyer Party with a full release from such Claim and requires no more than a monetary payment for which the Buyer Party is fully indemnified.  The Buyer Parties will not consent to a settlement of, or the entry of any judgment arising from, any Claim, without the prior written consent of the Sellers’ Representative, not to be unreasonably withheld or delayed.

(c)           The parties will cooperate fully with each other in connection with the defense of any Claim.  Without limiting the generality of the foregoing, Buyer shall use all reasonable efforts to make available to the Sellers’ Representative and its representatives all relevant books and records and employees of Buyer, the Company and its Subsidiaries relating to such Claim as the Sellers’ Representative may reasonably request.

(ix)          Waiver.  Each of Buyer (on its own behalf, and on behalf of the other Buyer Parties), Merger Sub and the Company acknowledges and agrees that, except for claims arising out of any fraud or intentional misrepresentation or claims for breach of a covenant contained in any Closing Delivery Agreement, from and after the Closing, to the fullest extent permitted under applicable law (including under Environmental Law), any and all rights, claims and causes of action it may have against any Equityholder Party relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Company Disclosure Letter, and the transactions contemplated hereby and thereby, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived.  Furthermore, without limiting the generality of this Section 7A, except for claims arising out of any fraud or intentional misrepresentation or claims for breach of a covenant contained in any Closing Delivery Agreement, (a) no claim shall be brought or maintained by, or on behalf of, any of Buyer or any other Buyer Party (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) against any of the Equityholder Parties, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Company Disclosure Letter and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Effective Time.

(x)           Each of the parties acknowledges and agrees that the agreements contained in this Section 7A are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 7A, the parties would not enter into this Agreement or, in the case of the Company, recommend approval of this Agreement to the holders of Company Capital Stock.

7B.          Press Release and Announcements; Confidentiality.  None of the Seller Group, the Company or the Buyer shall issue any press release or make any public announcements relating to the subject matter of this Agreement without the prior written approval of Nautic Partners, LLC and Buyer; provided, however, that any such party may make any public disclosure it believes in good faith is required by applicable law; provided that the party making the disclosure gives the other parties prior written notice thereof and the right to comment thereon.

7C.          Director and Officer Liability Insurance.

(i)    At Closing, Buyer shall obtain, as a Sellers’ Expense, “tail” directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms not less favorable than those of such existing insurance coverage with a claims period of six (6) years from the Closing Date (the “D&O Insurance”).  The D&O Insurance shall be the sole and exclusive source of proceeds for any losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation based on or arising out of the fact that such Person is or was a director or officer of the Company or any Subsidiary at any time prior to the Closing Date or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date (each, a “Pre-Closing D&O Claim”), and no current or former director or officer of the Company will look to the assets of Buyer, the Surviving Corporation or any of its Affiliates for any Pre-Closing D&O Claim.

(ii)   Notwithstanding anything to the contrary contained in Section 2A or Section 2B, Buyer shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation or by-laws relating to the exculpation or indemnification of former officers and directors of the Company or its Subsidiaries as in effect immediately prior to the Effective Time so as to reduce or eliminate the level of indemnification provided by the Company or such Subsidiary immediately prior to the Effective Time to the officers and directors of the Company and its Subsidiaries.

7D.          Provision Respecting Representation of Company.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of the holders of Company Capital Stock and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, manager, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding such representation or any representation of the Company and/or any of its Subsidiaries prior to the Closing Date, and each of the parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation.

7E.          Expenses.  Each party (including for this purpose the Seller Parties) shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable law, provided that if the Closing occurs the Sellers’ Expenses identified pursuant to Section 4B shall be paid in accordance with Section 4D.

7F.          Certain Access Provisions.  After the Closing Date, Buyer shall cause the Surviving Corporation and its Subsidiaries to retain and permit the Seller Group (and its counsel, advisors, agents or other representatives reasonably requiring access in light of the purpose therefor) to have reasonable access to all Tax books and records of the Company and its Subsidiaries until six (6) months after the last date required for retention of such books and records under applicable law.

7G.          Sellers’ Representative.

(i)    The holders of the Company Capital Stock, the Senior Secured Lender and the Second Lien Lender (the “Seller Parties”) have irrevocably appointed the Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller Party for all purposes of this Agreement, including full power and authority on such party’s behalf (a) to consummate the transactions contemplated herein, (b) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to execute and deliver any instruments as may be necessary in connection with the consummation of the transactions contemplated hereby, (e) to execute and deliver on behalf of such Seller Party any amendment or waiver relating to this Agreement or any Ancillary Agreement, (f) to take all other actions to be taken by or on behalf of the Seller Parties in connection herewith, (g) to negotiate, settle, compromise and otherwise handle all claims made by any indemnified party pursuant to Section 7A hereof and (h) to do each and every act and exercise any and all rights which a Seller Party is, or such Seller Parties collectively are, permitted or required to do or exercise under this Agreement or any Ancillary Agreement.

(ii)   Buyer will be entitled to:  (i) rely on the Sellers’ Representative or any successor thereto as having full power and authority to make all decisions and take all actions relating to the Seller Parties’ respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges and to defend against indemnification claims of Buyer Parties; and (ii) deal only with the Sellers’ Representative in respect of all matters arising under this Agreement, including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, and to give releases and discharges.  In no event shall Buyer be held responsible or liable for the application or allocation of any monies paid to the Sellers’ Representative by Buyer, and Buyer shall be entitled to rely upon any notice provided to them by the Sellers’ Representative or action taken by the Sellers’ Representative acting within the scope of its authority.

7H.         Tax Matters.

(i)    Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all Tax Periods ending on or prior to the Closing Date and the portion of a Straddle Period up to and including the Closing Date (“Pre-Closing Tax Period”) which have not yet been filed as of the Closing Date.  All such Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by applicable law.

(ii)   Buyer shall not take any action with respect to the Company and its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notices 2001-16 and 2008-111.

(iii)  Without the prior written consent of Seller’s Representative, Buyer will not (i) amend or permit the Company or its Subsidiary to amend any Tax Return relating any Pre-Closing Tax Period, (ii) make or change any Tax election with effect in any Pre-Closing Tax Period, or (iii) take any other action that would take effect in a Pre-Closing Tax Period, in each case if it could result in any recovery from the Escrow Fund.

(iv)  None of Buyer, the Company or any of their Affiliates shall make any election under Section 338 of the Code (or any similar provision under state, local or foreign law) with respect to the transactions contemplated by this Agreement.

ARTICLE 8
MISCELLANEOUS

8A.          Waiver.  Any provision of this Agreement (other than by Buyer and/or Merger Sub with respect to Section 4C(i)(a)) may be waived; provided that any waiver of any provision of this Agreement shall be effective against the Company, Buyer or Merger Sub only if set forth in a writing executed by such Person.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

8B.          Definitions.  The terms defined in Exhibit A hereto, whenever used herein, shall have meanings set forth on Exhibit A for all purposes of this Agreement.  The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

8C.          Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including in electronic form) and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (iv) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or (v) if delivered by electronic mail, provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission.  Notices, demands and communications to the Company, or Buyer, Merger Sub and the Surviving Corporation shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company (prior to the Effective Time):

NEPTCO Holdings, Inc. 30 Hamlet Street Pawtucket, Rhode Island 02861 Attention: Gaetano L. Marini Telecopy: (401) 722-6378 Email: gmarini@neptco.com with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:  Christopher J. Greeno, P.C.

                 David E. Johanson

Telecopy: (312) 862-2200

Email:  christopher.greeno@kirkland.com

           david.johanson@kirkland.com

Notices to Buyer, Merger Sub and/or the Surviving Corporation (following the Effective Time):

Chase Corporation 26 Summer Street Bridgewater MA 02324 Attention: Ken Dumas

Phone: 508-819-4299 Facsimile: 508-697-6419 E-mail: kdumas@chasecorp.com with a copy to (which shall not constitute notice):

Choate, Hall & Stewart LLP Two International Place Boston, Massachusetts 02110 Attention: Charles J. Johnson Telecopy: 617-502-4020 Email: cjohnson@choate.com

Notices to the Sellers’ Representative:

General Electric Capital Corporation c/o GE Antares Capital 500 West Monroe Street Chicago, Illinois 60661 Attention: Account Manager & Internal Legal Counsel Telecopy: 312-441-7379

with a copy to (which shall not constitute notice):

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309
Attention: Sarah R. Borders
Telecopy: 404-572-5100
Email: sborders@kslaw.com

8D.          Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of the Sellers’ Representative and Buyer, except that (a) the indemnification and other rights hereunder of a party may be assigned to any bank or other financial institution which is or becomes a lender to Buyer or the Surviving Corporation or any of their respective successors and assigns and (b) this Agreement may be assigned by Buyer to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Surviving Corporation or Buyer, whether by merger, consolidation, sale of assets or securities or otherwise.

8E.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

8F.          No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer, Merger Sub, and the Company confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

8G.          Usage.

(ii)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(iii)  Words denoting any gender shall include all genders (including the neutral gender).  Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(iv)  A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(v)   All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(vi)  All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

8H.         Captions.  The captions used in this Agreement and descriptions of the Company Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Company Disclosure Letter had been used in this Agreement.

8I.           Complete Agreement.  This Agreement, together with the Confidentiality Agreement, the Company Disclosure Letter and any other agreements, documents, instruments, exhibits and schedules referred to herein or therein or contemplated thereby, whether executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, whether written or oral, or any prior course of dealing among them, which may have related to the subject matter hereof in any way.

8J.           Schedules and Exhibits.  All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement.

8K.         No Additional Representations; Disclaimer.

(i)    Buyer acknowledges and agrees that neither the Company, nor any of its Affiliates, counsel, advisors, consultants, agents or other representatives, nor any other Person acting on behalf of the Company, or any of their respective Affiliates or representatives, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, or any of its Subsidiaries, or their respective businesses, operations or assets, except as expressly set forth in this Agreement or as set forth in the Company Disclosure Letter.  Buyer further agrees that no Equityholder Party, nor any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners, agents or otherwise), will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, and any information, document or material made available to Buyer or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other representatives in that certain Confidential Information Memorandum, dated October 2011, prepared by the Company and Sagent Advisors LLC, in certain “data rooms” and online “data sites,” management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

(ii)   Each of Buyer and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in ARTICLE 5 hereof, the Company is being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR ANY OTHER EXPRESSED OR IMPLIED WARRANTY.  Each of Buyer and Merger Sub acknowledges and agrees that it is consummating the Merger without any representation or warranty, express or implied, whatsoever by the Company, the holders of Company Capital Stock, or any of their respective Affiliates, counsel, advisors, consultants, agents or other representatives, except for the representations and warranties of the Company expressly set forth in ARTICLE 5 hereof.

(iii)  In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received, directly or indirectly, through its Affiliates, counsel, advisors, consultants, agents or other representatives, from or on behalf of the Company or its Affiliates, counsel, advisors, consultants, agents or other representatives, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Company and its Subsidiaries (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Company and its Subsidiaries and other similar data.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, statements, predictions, presentations, calculations and other similar data, that Buyer is well aware of such uncertainties, that, except as set forth in this Agreement or the Company Disclosure Letter, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, predictions and other similar data), and that neither Buyer, nor any Buyer Party, shall have any claim under any circumstances against any Equityholder Party, the Company or any other Person with respect thereto or arising therefrom.  Accordingly, except as set forth in this Agreement or the Company Disclosure Letter, the Company makes no representations or warranties whatsoever, to Buyer, Merger Sub or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no such person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the transactions contemplated by this Agreement or the financing thereof.

8B.          Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted (including in .pdf or.tif or .rtf formats) signature pages), all of which, taken together, shall constitute one and the same Agreement.

8C.          Governing Law.  This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated in this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

8D.          CONSENT TO JURISDICTION.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL COURT WITHIN THE COMMONWEALTH OF MASSACHUSETTS.  EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN MASSACHUSETTS OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE COMMONWEALTH OF MASSACHUSETTS WITHIN ITS JURISDICTION).  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8C OF THIS AGREEMENT.

8E.          WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8F.          Payments under Agreement.  Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction (other than withholding Tax obligations required to be withheld by law), on the dates required hereby (with time being of the essence).

8G.          Third-Party Beneficiaries and Obligations.  This Agreement shall inure to the benefit of, and bind, the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to, or shall, confer upon any Person other than the parties hereto, or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under, or by reason of this, Agreement, other than sections which are specifically for the benefit of holders of Company Capital Stock and Equityholder Parties, the officers, directors and employees of the Company and/or its Subsidiaries, as applicable (including under Section 7A, Section 7C, Section 7D, Section 7E, this Section 8G and Section 8I), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

8H.         Obligations of Buyer and the Company.  Whenever this Agreement requires a Subsidiary of Buyer (including Merger Sub or, after the Effective Time, the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8I.           Specific Performance.  The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement.  It is accordingly agreed that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8D without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Buyer would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8I shall not be required to provide any bond or other security in connection with any such order or injunction.  Notwithstanding anything herein to the contrary, in no event shall Section 8I be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

NEPTCO HOLDINGS, INC.

/s/ Gaetono L. Marini

By: Gaetono L. Marini

Its: Chief Executive Officer and President

CHASE CORPORATION

/s/ Peter R. Chase

By: Peter R. Chase

Its: Chief Executive Officer

NEPTCO ACQUISITION CORP.

/s/ Peter R. Chase

By: Peter R. Chase

Its: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agreed Amount” shall have the meaning set forth in Section 7A(viii).

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreement” means the Closing Delivery Agreements and any other agreement, document or instrument delivered by the Company in connection herewith or contemplated hereby.

“Assumed Indebtedness” means the amount of Indebtedness specified in Section 5E of the Company Disclosure Letter outstanding as of the Closing.

“Award Amount” shall have the meaning set forth in Section7A(viii).

“Balance Sheet” shall have the meaning set forth in Section 5E(i).

“Base Merger Consideration” means $67,000,000 (Sixty Seven Million Dollars).

“Business” means the business of the Company as currently conducted and as currently proposed by the Company to be conducted after the Closing, in each case either directly or through its Subsidiaries.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in any of New York, New York are closed for business as a result of federal, state or local holiday.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Material Adverse Effect” means a material adverse effect upon the ability of Buyer and its Subsidiaries to consummate the transactions contemplated hereby.

“Buyer Parties” means Buyer, any Affiliate of Buyer (including the Surviving Corporation and its Subsidiaries after the Closing) and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Company Capital Stock.

“Certificate of Merger” shall have the meaning set forth in Section 1B.

“China Sub” means NEPTCO Suzhou Materials.

“Claim” shall have the meaning set forth in Section 7A(ix).

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“Claimed Amount” shall have the meaning set forth in Section 7A(viii).

“Closing” shall have the meaning set forth in Section 4A.

“Closing Date” shall have the meaning set forth in Section 4A.

“Closing Delivery Agreements” means, collectively, the Escrow Agreement, the Employment Agreements, the Confidentiality and Release Agreements and the Non-Solicitation Agreement.

“Closing Working Capital” means (i) the cash and cash equivalents, inventory, accounts receivable, prepaid expenses and other current assets of the Company and its Subsidiaries as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the accounts payable, accrued expenses, accrued compensation (including accrued vacation and bonuses), and all other current liabilities of the Company and its Subsidiaries as of immediately prior to the Closing; provided, that the following assets and liabilities shall be excluded from the determination of Closing Working Capital: (A) all Indebtedness, Sale Bonuses and Sellers’ Expenses; (B) all assets and liabilities of NEPTCO JV; (C) all cash and cash equivalents of China Sub; (D) all Tax assets and liabilities; (E) all assets reflected in the following account:  prepaid legal retainer (Account #1375); and (F) all liabilities reflected in the following accounts: accrued regulatory contingency (Account #2200), accrued decommissioning costs (Account #2205), and accrued management fees (Account #2195).  Closing Working Capital shall be determined on a consolidated basis in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the most recent audited financial statements described in Section 5E(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Capital Stock” means the Company Common Stock and the Series A Preferred Stock.

“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Disclosure Letter” shall have the meaning set forth in the introduction to Article 5.

“Company Intellectual Property” shall have the meaning set forth in Section 5J(i).

“Company Material Adverse Effect” means any event, development, effect or change which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon the business, affairs, assets, condition (financial or otherwise), prospects or operations of the Company and its Subsidiaries.

“Company Material Contracts” shall have the meaning set forth in Section 5I(xvi).

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“Company Options” means (i) all warrants and stock options to acquire shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and (ii) all shares of Company Capital Stock that are subject to vesting pursuant to a restricted stock agreement immediately prior to the Effective Time.

“Constituent Corporations” shall have the meaning set forth in the preamble.

“Contested Amount” shall have the meaning set forth in Section 7A(viii).

“Credit Facilities” means the Senior Secured Credit Facility and the Second Lien Credit Facility.

“D&O Insurance” shall have the meaning set forth in Section 7C(ii).

“Deductible” shall have the meaning set forth in Section 7A(iv).

“Delaware Corporation Law” means the Delaware General Corporation Law, 8 Del. C., et. seq.

“Disputed Items Notice” shall have the meaning set forth in Section 4F.

“Effective Time” shall have the meaning set forth in Section 1B.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee compensation or benefit plan, program, commitment, practice, agreement or arrangement of any type, including, without limitation, any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, supplemental retirement or severance plan, that is offered, maintained, sponsored or contributed to by the Company or any of its Subsidiaries on behalf of current or former employees, officers, consultants, independent contractors or directors of the Company or any Subsidiary (or their beneficiaries), or with respect to which the Company or any Subsidiary has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), other than, in each case, one that is sponsored and maintained by a Governmental Entity.

“Environmental Laws” shall have the meaning set forth in Section 5P(viii).

“Environmental Permits” shall have the meaning set forth in Section 5P(viii).

“Equityholder Parties” means the holders of Company Capital Stock, any Affiliate of any holder of Company Capital Stock, and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

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“Escrow Agent” means BNY Mellon, National Association.

“Escrow Agreement” means that certain Escrow Agreement dated on or about the date hereof by and among the Escrow Agent, Buyer and the Sellers’ Representative.

“Escrow Amount” means $2,000,000.

“Escrow Fund” means, at Closing, the Escrow Amount, which will be deposited with the Escrow Agent pursuant to Section 4D and the Escrow Agreement, plus any dividends, interest, distributions and other income received in respect thereof, minus distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Estimated Merger Consideration” means the Base Merger Consideration, with any increase or decrease thereto based on the good faith calculation of the Merger Consideration as reflected on the Estimated Merger Consideration Certificate.

“Estimated Merger Consideration Certificate” shall have the meaning set forth in Section 4B.

“Excess China Cash” means $223,495.28.

“Financial Statements” shall have the meaning set forth in Section 5E(i).

“Foreign Plan” means (i) any Employee Benefit Plan or program, policy, practice or other arrangement mandated by a governmental entity other than the United States for the benefit of any current or former employees, officers, directors, consultants, or independent contractors of the Company or any Subsidiary, (ii) any Employee Benefit Plan, program, policy, practice or other arrangement maintained or contributed to by any of the Company or its Subsidiaries that is not subject to laws of the United States; and (iii) any Employee Benefit Plan, program, policy, practice or other arrangement that covers or has covered employees of any of the Company or its Subsidiaries whose services are performed primarily outside of the United States, other than, in each case, one that is sponsored and maintained by a Governmental Entity.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government, governmental agency, quasi governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local.

“Hazardous Substances” shall have the meaning set forth in Section 5P(viii).

“Indebtedness” means all amounts owing by the Company and its Subsidiaries pursuant to the Credit Facilities, as reflected in the Payoff Letters and all other principal, interest, fees, expenses and other amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, interest rate, currency or other hedging arrangements, capital leases, and letters of credit (to the extent drawn) incurred by the Company or any Subsidiary prior to the

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Closing, or required to be paid in order to discharge fully all such amounts as of the Closing, all as set forth on Section 5E of the Company Disclosure Letter.

“Intellectual Property” shall have the meaning set forth in Section 5J.

“Interim Financial Statements” shall have the meaning set forth in Section 5E.

“JV Net Assets” means (i) the cash and cash equivalents, inventory, accounts receivable, prepaid expenses and other current assets of NEPTCO JV as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the accounts payable, accrued expenses, accrued compensation (including accrued vacation and bonuses), and all other current liabilities of NEPTCO JV as of immediately prior to the Closing; provided, that the following shall be excluded from the calculation of NEPTCO JV: (A) all Indebtedness, Sale Bonuses and Sellers’ Expenses; (B) all Tax assets and liabilities; (C) all assets reflected in the following account:  prepaid legal retainer (Account #1375); and (D) all liabilities reflected in the following accounts: accrued regulatory contingency (Account #2200), accrued decommissioning costs (Account #2205), and accrued management fees (Account #2195).  JV Net Assets shall be determined in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the most recent audited financial statements described in Section 5E(i).

“JV Net Asset Shortfall Amount” means 50% of the amount, if any, by which the JV Net Assets as of the close of business on the day immediately prior to the Closing Date are less than $4,600,915.

“Knowledge of the Company,” means, and shall be limited to, the actual Knowledge after reasonable due inquiry of Gaetano Marini, Ken Feroldi, Joel Gruhn, Frank Conti and Lois Kilsey.

“Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of its properties, assets or Representatives.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Losses” shall have the meaning set forth in Section 7A(ii).

“Lien” means any mortgage, pledge, lien, hypothec, encumbrance, charge, security interest, claim or restriction of any kind.

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“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” means the result equal to (i) the Base Merger Consideration, (ii) plus the amount, if any, by which the Closing Working Capital exceeds Target Working Capital, or minus the amount, if any, by which the Closing Working Capital is less than Target Working Capital, minus (iii) the amount of the Assumed Indebtedness, minus (iv) the amount of any JV Net Asset Shortfall, plus (v) the Excess China Cash, minus (vi) the Pension Amount.  The Merger Consideration shall be finally determined in accordance with Section 4F.

“Merger Consideration Certificate” shall have the meaning set forth in Section 4E.

“Merger Sub” shall have the meaning set forth in the preamble.

“Merger Sub Common Stock” shall have the meaning set forth in set forth in Section 3A(i).

“Multiemployer Plan” shall have the meaning set forth in Section 5M(iii).

“Necessary Stockholder Approval” means the written consent of (i) the holders of a majority of the outstanding Company Common Stock and (ii) the holders of a majority of the outstanding Series A Preferred Stock.

“NEPTCO JV” means NEPTCO JV LLC, a Delaware limited liability company.

“Notice of Indemnification Claim” shall have the meaning set forth in Section 7A(iii).

“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation and the by-laws, the certificate of formation and partnership agreement or operating agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable to such entity pursuant to any applicable law.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements, servitudes and other interests and rights appurtenant thereto, owned by the Company or any of its Subsidiaries and used in the business of the Company or any of its Subsidiaries.

“Payoff Letters” means, with respect to indebtedness under the Credit Facilities, payoff letters and wire instructions in form and substance reasonably satisfactory to Buyer providing the Company with a confirmation that all Liens and all obligations with respect to such indebtedness has been or will have been released effective as of the payment in full of the Senior Secured Payoff Amount or the Second Lien Payoff Amount, as applicable, indicated therein.

“Pension Amount” means $870,000.

“Permits” shall have the meaning set forth in Section 5O(i).

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“Permitted Encumbrances” shall have the meaning set forth in Section 5S(i).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Pre-Closing D&O Claim” shall have the meaning set forth in Section 7C(ii).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 7H.

“R&W Insurance Cost Amount” means $300,000.

“Related Party” shall have the meaning set forth in Section 5R.

“Release” shall have the meaning set forth in Section 5P(viii).

“Sale Bonuses” means the aggregate amount of (i) all transaction, sale and change of control bonuses and similar payments, and (ii) all payments in respect of stock appreciation, phantom stock or similar rights, in each case to the extent payable as a result of the Merger.

“Second Lien Credit Facility” means the Senior Subordinated Secured Note Purchase Agreement, dated as of June 27, 2007, by and between the Company, NEPTCO Incorporated, a Rhode Island corporation, the other Persons designated as “Note Parties” and “Purchasers” thereunder, and the Second Lien Lender.

“Second Lien Lender” means Golub Capital Incorporated, a New York corporation, as Administrative Agent under the Second Lien Credit Facility.

“Second Lien Payoff Amount” means the aggregate amount required to repay, terminate and fully release at Closing all of the obligations of the Persons designated as “Note Parties” and all Liens under the Senior Secured Credit Facility, as set forth in the Payoff Letter from the Second Lien Lender delivered pursuant to Section 4B, which amount shall not exceed the portion of the Estimated Merger Consideration that is payable to the Second Lien Lender at Closing under Section 4D.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” shall have the meaning set forth in Section 7D.

“Seller Parties” shall have the meaning set forth in Section 7G.

“Sellers’ Expenses” means, without duplication, all (i) obligations, costs and expenses of the Company and its Subsidiaries incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all amounts in respect of legal, accounting, investment banking, consultant and other similar fees, costs, expenses and obligations, whether or not they are invoiced, to the extent not paid in full prior to the Closing, plus (ii) the R&W Insurance Cost Amount, plus (iii) the cost of the D&O Insurance.

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“Sellers’ Representative” means the Senior Secured Lender.

“Senior Secured Credit Facility” means the Amended and Restated Credit Agreement, dated as of June 27, 2007, by and between the Company, NEPTCO Incorporated, a Rhode Island corporation, the other Persons designated as “Credit Parties” and “Lenders” thereunder, and the Senior Secured Lender.

“Senior Secured Lender” means General Electric Capital Corporation, a Delaware corporation, as Administrative Agent under the Senior Secured Credit Facility.

“Senior Secured Payoff Amount” means the aggregate amount required to repay, terminate and fully release at Closing all of the obligations of the Persons designated as “Credit Parties” and all Liens under the Senior Secured Credit Facility, as set forth in the Payoff Letter from the Senior Secured Lender delivered pursuant to Section 4B.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

“Specified Representations” means the representations and warranties contained in Sections 5A (Organization and Corporate Power), 5B (Capitalization), 5C (Equity Securities), 5D (Authorization; No Breach), 5E(iv) (Indebtedness), 5H (Tax Matters), 5L (Brokerage), and 5R (Affiliate Transactions).

“Stipulated Amount” shall have the meaning set forth in Section7A(viii).

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Surviving Corporation” shall have the meaning set forth in Section 1A.

“Target Working Capital” means $13,300,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, payroll, employment, excise, stamp, property, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, real property,

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personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum or other tax, charge or assessment, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

“Taxing Authority” means any Governmental Authority responsible for the assessment or collection or Taxes or the promulgation of rules or regulations pertaining to Taxes.

“Tax Period” means any period prescribed by any Governmental Entity for which a Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any Tax return, declaration, estimate, report, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

“Top Customers” shall have the meaning set forth in Section 5V.

“Top Suppliers” shall have the meaning set forth in Section 5V.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Warrants” means warrants to purchase shares of Company Common Stock issued pursuant to that certain Warrant Agreement, dated as of May 27, 2011, by and between the Company, the lenders listed on the signatures pages thereto, Golub International Loan Ltd. I, Golub Capital Ltd. 2005-2, Golub Capital Partners 2007-2 Ltd., LEG Partners Debenture SBIC, L.P., and LEG Partners III SBIC, L.P.

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